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                                                                       EXHIBIT 6

[LOGO OF SECURITY LIFE APPEARS HERE]

October 16, 1997

Security Life of Denver Insurance Company
1290 Broadway
Denver, CO  80203-5699

Re:    Security Life Separate Account L1
       Post-Effective Amendment No. 3; SEC File No. 33-88148

Gentlemen:

In my capacity as Variable Products Portfolio Manager and Actuarial Officer of Security Life of Denver Insurance Company ("Security Life"), I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 3 to the Registration Statement on Form S-6 (File No. 33-88148) to be filed by Security Life and its Security Life Separate Account L1 (the "Separate Account") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the "Strategic Advantage" variable universal life insurance policy; and

The preparation of the policy forms for the variable universal life insurance policy described in Post-Effective Amendment No. 3 (the "Policy").

It is my professional opinion that

1. The aggregate fees and charges under the Policy are reasonable in relation to the services rendered the expenses expected to be incurred and the risks assumed by Security Life.

2. The illustrations of death benefits, account value, cash surrender value, and total premiums paid plus interest at 5 percent shown in the Prospectus, based on the assumptions stated in the illustration are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations included, appear to be correspondingly more favorable to prospective buyers than other illustrations which could have been provided at other combinations of ages, sex of the insured, death benefit option and amount, definition life insurance test, premium class, and premium amounts. Insureds of other premium classes may have higher costs of insurance charges.

3. All other numerical examples shown in the Prospectus are consistent with the Policy and our other practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to Post-Effective Amendment No. 3 to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus.

               Sincerely,

               /s/:  Shirley A. Knarr
               Shirley A. Knarr, FSA, MAAA
               SK: bim